Exhibit 99.1

Amedica announces Pricing of Public Offering to Raise $4.5 Million

SALT LAKE CITY, UT — 01/19/17 — Amedica Corporation (NASDAQ: AMDA), a company that develops and commercializes silicon nitride ceramics, today announced the pricing of an underwritten public offering of common stock and warrants with a public offering price of $0.51 for one share of common stock and 0.45 warrants. Each whole warrant is exercisable for one share of common stock. The Company expects to receive gross proceeds of approximately $4.5 million, before deducting underwriting discounts and commissions and other estimated offering expenses. The Company has also granted a 45-day option to the underwriters to purchase up to an additional 15% of the shares of common stock plus up to 15% of the warrants; provided that in no event may the aggregate market value of securities sold in the offering, including from the over-allotment option, exceed the limitations set forth in Rule I.B.6 of Form S-3 solely to cover over-allotments, if any.

The warrants have an exercise price of $0.55 per share, are exercisable immediately, and will expire five years from the date of issuance.

The offering is expected to close on or about January 24, 2017, subject to customary closing conditions.

Maxim Group LLC is acting as sole book-running manager for the offering.

Amedica intends to use the net proceeds from the offering to (1) remain in compliance with the financial covenants in its outstanding Loan and Security Agreement; (2) support working capital needs and other general corporate purposes; (3) fund research and development and commercialization activities of Amedica’s product candidates, including the funding of clinical trials Amedica plans to conduct for its product candidates; and (4) continue to build sales, marketing and distribution capabilities for Amedica’s silicon nitride technology platform and other products, including the costs of inventory and instruments.

The common stock and warrants were offered by means of a preliminary prospectus supplement and accompanying prospectus, which was filed with the United States Securities and Exchange Commission (“SEC”) on January 19, 2017 and forms a part of the effective registration statement on Form S-3 (File No. 333-205545), which was declared effective by the SEC on July 20, 2015. A final prospectus relating to this offering will be filed by Amedica with the SEC. Copies of the final prospectus can be obtained, when available, at the website of the SEC at http://www.sec.gov or from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at 212-895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Amedica Corporation

Amedica is focused on the development and application of interbody implants manufactured with medical-grade silicon nitride ceramic. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty as well as dental applications. The Company’s products are manufactured in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, one of the world’s largest ceramic manufacturers. Amedica’s FDA-cleared and CE-marked spine products are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM and private label partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These statements and similar statements are subject to risks and uncertainties such as changes in the market impacting the ability of the Company to close the expected offering. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 23, 2016, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contacts:
Amedica IR
801-839-3502
IR@amedica.com